Exhibit 99.1

News > Smith-Midland > Financial > June 2011
August 15, 2011

SMC Announces Financial Results for the Quarter Ended June 30, 2011

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the Company reported total revenue of approximately $7.1 million and pre-tax earnings of $400,000 for the three months ended June 30, 2011, as compared to total revenue of $7.7 million and pre-tax earnings of $832,000 for the same period in 2010. The Company had net income of $255,000 for the three months ended June 30, 2011, as compared to net income of $511,000 for the same period in 2010. Fully diluted earnings per share were $.05 for the three months ended June 30, 2011 and $.11 for the same period in 2010.

For the six months ended June 30, 2011, the Company reported total revenue of approximately $14.8 million and pre-tax earnings of approximately $690,000 as compared to total revenue of $14.0 million and pre-tax earnings of $1.6 million for the same period in 2010. The Company had net income of approximately $442,000 for the six months ended June 30, 2011, as compared to net income of approximately $1.0 million for the same period in 2010. Fully diluted earnings per share were $.09 for the six months ended June 30, 2010 and $.21 for the same period in 2010.

Rodney Smith, Chairman and CEO said, “The national economy still seems to be in the forefront of everyone's mind, including my own. As the stock market continues it's up and down struggle, we at Smith-Midland continue to take the long-term approach to strategic planning with the goal of positioning the Company to take advantage of the eventual recovery. We have refrained from bidding on little, or no, profit jobs in order to remain profitable in the short term and improve our processes in preparation for the recovery. Included in these process improvements are major initiatives in lean manufacturing and Company wide safety.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com